Exhibit 99.1

WorldHeart Announces 2006 Financial Results

- Completes Restructuring to Focus on LevacorTM Rotary VAD -

Oakland, CA. - March 27, 2007: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a developer of mechanical circulatory support systems, today reported its fourth quarter and full year 2006 financial results, including recent milestones.

Summary Financial Results

For the fourth quarter of 2006, the Company recorded quarterly revenues of $1.0 million, which is a decrease of approximately $2.6 million, compared with revenues of $3.6 million in the 2005 fourth quarter.  The net loss applicable to common shareholders was $5.1 million, or $0.08 per share, in the fourth quarter ended December 31, 2006, compared with $22.0 million, or $0.40 per share, in last year’s fourth quarter.  Significant non-cash charges, detailed below, were incurred in the fourth quarter of both years.

For the year ended December 31, 2006, WorldHeart generated revenues of $8.6 million, which represents a decrease of $3.0 million, or 26%, compared with the previous fiscal year. Both revenue recognized on implant kits and peripheral product sales decreased in 2006 due to WorldHeart’s decision to significantly reduce its commercial efforts for its first-generation, Novacor LVAS, product and a shifting in the market place toward the next generation products.

The net loss applicable to common shareholders for 2006 was $20.1 million, or $0.34 per share, including a restructuring charge of $0.6 million in the fourth quarter and a write down of $4.6 million in inventory associated with the Novacor LVAS product.  For 2005, the net loss applicable to common shareholders was $58.7 million, or $1.76 per share, including significant non-cash charges of approximately $41.2 million.

WorldHeart ended 2006 with cash and cash equivalents of $12.2 million, compared with $10.7 million at year-end 2005 and $1.5 million at the end of the third quarter of 2006.  The Company completed a $14.1 million private placement with existing and new investors during the fourth quarter of 2006.  In conjunction with the financing, the Company restructured its operations to reduce operating expenses and realigned resources toward development of the Company’s next-generation products.

“WorldHeart will continue to focus its energies on the final development, evaluation, regulatory approval and eventual commercialization of our next-generation Levacor Rotary VAD,” said Jal S. Jassawalla, President and Chief Executive Officer of WorldHeart.  “We expect to initiate clinical use of the Levacor in Canada in the near-term and start a U.S. feasibility trial in the latter half of 2007.  Thus far, we have been very pleased with the performance of the Levacor in the first two patients in our European feasibility trial.  We announced, yesterday, the formation of a Clinical Trial Coordinating Committee for the Levacor VAD, with the participation of leading U.S. cardiologists and surgeons active in mechanical circulatory support therapy.  We are seeing strong interest, from leading clinical centers, in participating in a trial of the only fully magnetically levitated, bearingless, centrifugal pump.”

Key 2006 Milestones

•                  In March 2006, WorldHeart announced a successful first in human implant of its next-generation Levacor Rotary VAD.  The procedure, performed at St. Luke’s Hospital in Thessaloniki, Greece, was the beginning of the Levacor VAD feasibility trial.  There was a second successful Levacor implant completed at St. Luke’s Hospital in May.  Both patients were successfully weaned from the device and discharged from the hospital in 2006.

•                  In March 2006, WorldHeart announced the first successful chronic animal implant of its Novacor II LVAS, next-generation pulsatile VAD, by a team headed by Dr. James Long, Director of the Utah Artificial heart program at LDS Hospital in Salt Lake City.  The Novacor II builds on proven Novacor LVAS technology.

•                  On November 13, 2006, WorldHeart entered into a purchase agreement with certain new and current investors for a private placement financing.  Gross proceeds from two tranches of the financing, which was completed on December 21st, totaled approximately $14.1 million at a price of $0.25 per common share.

•                 In conjunction with the financing announcement, the Company initiated a significant restructuring and realignment of its business operations to better focus on the development of the next-generation Levacor VAD.  The restructuring program reduced manufacturing, selling and administrative costs, primarily associated with the Novacor LVAS product.  The program included a reduction in workforce primarily at the Oakland, California, and Heesch, Netherlands locations.

About the Levacor VAD

The Levacor VAD is a next-generation rotary VAD.  It is the only bearingless, fully magnetically levitated implantable centrifugal rotary pump in clinical trials.  An advanced, continuous-flow pump, the Levacor uses magnetic levitation to fully suspend the spinning rotor, its only moving part, inside a compact housing.  The proprietary levitation technology employs a unique arrangement of magnetics expected to provide optimal system simplicity and reliability.  In contrast to pumps with blood-immersed mechanical or hydrodynamic bearings, full magnetic levitation eliminates wear within the pump as well as dependence on blood properties for rotor suspension, and is expected to provide improved blood compatibility by allowing greater clearances around the rotor and more idealized flow patterns across a wider range of operation.  The Levacor VAD has been designed to address the needs of current and future heart-failure patient populations with a high safety profile and robust range of operation.

A live webcast beginning at 11:00 a.m. EST (8:00 a.m. PST) this morning, will be hosted by Jal S. Jassawalla, President and Chief Executive Officer, and Richard Juelis, Vice President, Finance and Chief Financial Officer.  The webcast can be accessed through the Company’s home page, www.worldheart.com, by clicking on the “Webcasts” link under News & Events.  The teleconference can be accessed domestically by dialing 866-202-1971 and internationally by dialing 617-213-8842 and entering passcode 94442047 ten to fifteen minutes prior to the beginning of the presentation.  A replay of the conference call will be available through April 3, 2007, starting at 1:00 p.m. EST (10:00 a.m. PST) on March 27, 2007.  The recording can be accessed domestically at 888-286-8010 and internationally at 617-801-6888 and entering passcode 14323819.

About WorldHeart

World Heart Corporation is a developer of mechanical circulatory support systems with leading next generation technologies, headquartered in Oakland, California, with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to the progress and timing of clinical studies and their impact on the Company’s ability to secure additional funding or enter into other strategic relationship, as well as, other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: need for additional financing in the future;  continued slow market acceptance of  Ventricular Assist Devices (VADs) including WorldHeart’s products; costs and delays associated with clinical trials; limitations on third-party reimbursement; inability to protect proprietary technology; continued slower Destination Therapy adoption rate for VADs; and other risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Current Report on Form 8-K filed on December 22, 2006, and its forthcoming Annual Report for the year ended December 31, 2006.

Contact Information:
World Heart Corporation
Mr. Richard Juelis (510) 563-4713
Ms. Peggy Allman (510) 563-4721|
www.worldheart.com

- ### -

WORLD HEART CORPORATION
Condensed Consolidated Balance Sheets
(United States Dollars in thousands)

	December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$12,217	$10,662
Trade and other receivables	2,298	3,896
Inventory	3,088	8,216
Capital assets	950	1,838
Other assets	1,945	2,210
Total assets	$20,498	$26,822

LIABILITIES and SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$4,403	$3,755
Deferred revenue and clinical fees	470	1,205
Other liabilities	919	1,149
Total liabilities	5,792	6,109

Total shareholders’ equity	14,706	20,713
Total liabilities and shareholders’ equity	$20,498	$26,822

WORLD HEART CORPORATION
Condensed Consolidated Statements of Operations
(United States Dollars and Shares in the thousands except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005

Revenue	$956	$3,630	$8,616	$11,646

Cost of goods sold	2,354	2,499	10,201	8,479

Gross margin	(1,398)	1,131	(1,585)	3,167

Operating expenses
Selling, general and administrative	1,969	3,038	8,664	12,041
Research and development	910	3,012	9,003	7,388
Restructuring costs	646	—	646	333
Amortization of intangibles	48	52	191	339
Acquired in-process research and development	—	—	—	18,147
Goodwill impairment	—	17,180	—	17,180
Total operating expenses	3,573	23,282	18,504	55,428

Operating loss	(4,971)	(22,151)	(20,089)	(52,261)

Other income (expenses)	(165)	153	4	(573)

Net loss for the period	(5,136)	(21,998)	(20,085)	(52,834)

Effect of warrant exchange	—	—	—	(5,860)

Net loss applicable to common shareholders	$(5,136)	$(21,998)	$(20,085)	$(58,694)

Weighted average number of common shares outstanding	66,381	55,480	58,227	33,369

Basic and diluted loss per common share	$(0.08)	$(0.40)	$(0.34)	$(1.76)